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                                                                    Exhibit 99.1

Contacts:
DECODE GENETICS                             MEDICHEM LIFE SCIENCES
Edward Farmer                               Ted Carithers
+354 570 2819                               +1 630 783 4911
info@decode.is                              internet@medichem.com

NOONAN RUSSO COMMUNICATIONS
Ernie Knewitz
+1 212 696 4455 ext. 204

deCODE Announces Completion of MediChem Acquisition

Reykjavik, ICELAND, March 18, 2002 -- deCODE genetics, Inc. (Nasdaq/Nasdaq Europe:DCGN) today announced the completion of its acquisition of MediChem Life Sciences, Inc. (Nasdaq:MCLS). In a shareholder vote completed Thursday, MediChem shareholders voted overwhelmingly in favor of the merger of the two companies under which deCODE is acquiring MediChem in a stock-for-stock exchange. All other closing conditions have been met.

Under the terms of the merger agreement between the two companies announced in January, MediChem shareholders will receive 0.3099 shares of newly issued deCODE common stock in exchange for each share of MediChem common stock held. As a result of the completion of the merger, deCODE expects to issue approximately
8.3 million new shares of common stock, and will then have outstanding approximately 53.6 million shares of common stock.

"With the addition of MediChem's proven expertise in medicinal chemistry and proteomics, deCODE is becoming a fully-integrated biopharmaceutical company with the capacity to take our population-validated targets into proprietary drug discovery and development," commented Dr. Kari Stefansson, CEO of deCODE. "We are very much looking forward to working with the talented team at MediChem and are already advancing rapidly in the integration process. Together, we aim to create a growing pipeline of therapeutics to treat common diseases."

In this transaction, Robertson Stephens, Inc. and UBS Warburg LLC acted as financial advisors to deCODE and MediChem, respectively. MediChem also wishes to acknowledge the efforts of William Blair & Company, who assisted in the execution of their overall financial strategy.

ABOUT DECODE
deCODE genetics, based in Reykjavik, Iceland, is using population genomics to create a new paradigm for healthcare. With its uniquely comprehensive population data deCODE is turning research on the genetic causes of common diseases into a growing range of products and services -- in gene discovery, pharmaceuticals, DNA-based diagnostics, pharmacogenomics, in silico discovery tools, bioinformatics and medical decision support systems. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.
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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on strategic partners, ability to obtain financing, competitive products and other risks identified in deCODE's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. deCODE undertakes no obligation to publicly release any revisions to these forward-looking statements resulting from events or circumstances after the date hereof.